Exhibit 99.1

Aratana Therapeutics Reports First Quarter 2018 Financial Results

LEAWOOD, Kan., May 3, 2018 —  Aratana Therapeutics, Inc. (Nasdaq: PETX), a pet therapeutics company focused on the licensing, development and commercialization of innovative therapeutics for dogs and cats, announced its first quarter 2018 financial results. In the first quarter ended March 31, 2018, Aratana reported total net revenues of $4.0 million and a net loss of $8.5 million or $0.19 diluted loss per share.

“We are encouraged by the continued growth of Nocita and Galliprant, as well as these initial months of Entyce penetration in veterinary clinics,” stated Steven St. Peter, M.D., President and Chief Executive Officer of Aratana Therapeutics. “With respect to Entyce, we remain focused on building the canine inappetence market. Our efforts include educating veterinarians about acute and chronic inappetence, and utilizing Entyce as a new therapeutic tool. Veterinarian and customer feedback that we have received has been very positive and we continue to be excited about the potential of Entyce.”

Recent Updates

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Aratana recorded ENTYCE® (capromorelin oral solution) net product sales of $0.8 million in the first quarter of 2018. The previous quarter had included initial distributor stocking orders, and hence, reported revenues were sequentially lower in the first quarter of 2018 compared to the previous quarter. However, move-out of ENTYCE from distributors to veterinary clinics was higher in the first quarter of 2018 compared to the previous quarter. The Company anticipates continued growth and a tighter correlation between shipments to distributors and move-out to veterinary clinics throughout 2018. Aratana believes that approximately one-third of veterinary clinics in the United States have already ordered ENTYCE, and while Aratana continues to be focused on initial clinic penetration, it is increasingly focused on re-order rates and average days of therapy to further grow net product sales.

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In the first quarter of 2018, the Company reported $1.5 million of NOCITA® (bupivacaine liposome injectable suspension) net product sales. The therapeutic, which provides local post-operative analgesia for cranial cruciate ligament surgery in dogs, continues to show sequential growth due to new account penetration and strong re-order rates.

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Aratana recorded $1.7 million in licensing and collaboration revenue in the first quarter of 2018 from Elanco Animal Health (a division of Eli Lilly & Co.) for GALLIPRANT® (grapiprant tablets). GALLIPRANT, which is for the control of pain and inflammation associated with osteoarthritis in dogs, has quickly established itself as the second-leading therapeutic in a competitive category. Assuming GALLIPRANT quarterly sales remain consistent with the first quarter 2018 sales, Aratana expects to achieve a $15.0 million commercial milestone in 2018. In January 2018, Elanco and Aratana announced GALLIPRANT was granted marketing authorization in the European Union. Aratana is also entitled to receive royalties and milestones related to sales of GALLIPRANT outside-the-United States.

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In April 2018, the Company received the effectiveness technical section complete letter from the FDA’s Center for Veterinary Medicine (CVM) for AT-003 (bupivacaine liposome injectable suspension) in cats and plans to file a supplemental New Animal Drug Application with CVM in the coming weeks. If approved, the Company anticipates the NOCITA label will be expanded to include its use as a peripheral nerve block to provide regional post-operative analgesia following onychectomy in cats.

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As is required by the U.S. Department of Agriculture to progress from conditional licensure to full licensure, Aratana has initiated the extended field study for its Canine Osteosarcoma Vaccine, Live Listeria Vector (AT-014) at approximately two dozen veterinary oncology practice groups across the United States and study sites have started enrolling dogs.

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In February 2018, Aratana licensed exclusive, worldwide rights from AskAt Inc. to develop and commercialize AT-019, a potent and innovative EP4 receptor antagonist therapeutic candidate for pain, inflammation and other indications.

Financial Results

The first quarter 2018 net loss was $8.5 million or $0.19 diluted loss per share compared to a net loss of $12.6 million or $0.34 diluted loss per share for the corresponding quarter ended March 31, 2017. Aratana reported $4.0 million in net revenues for the quarter ended March 31, 2018 compared to $3.8 million in net revenues in the first quarter of 2017. In the first quarter of 2018, the Company recognized $1.5 million in net product sales of NOCITA, $0.8 million in net product sales of ENTYCE and $1.7 million in licensing and collaboration revenue from Elanco. In comparison, net revenues in the first quarter of 2017 included $2.5 million in GALLIPRANT product sales to Elanco, $0.9 million in licensing and collaboration revenue from Elanco and $0.3 million in net product sales of NOCITA.

The cost of product sales totaled $0.5 million in the first quarter of 2018 in comparison to $3.1 million in the corresponding period in 2017. The decrease year-over-year in cost of product sales was primarily due to Elanco assuming responsibility for GALLIPRANT manufacturing.

Selling, general and administrative expenses totaled $7.7 million for the first quarter ended March 31, 2018 compared to $7.5 million for the same period in 2017. The small increase in the first quarter of 2018 was primarily due to expanded adoption and awareness efforts for the Company’s marketed therapeutics. Aratana continues to expect selling, general and administrative expenses to remain relatively consistent throughout 2018.

Research and development expenses totaled $2.2 million in the first quarter of 2018 compared to $4.7 million for the corresponding quarter ended March 31, 2017. The decrease in research and development expenses was primarily due to fewer on-going pivotal studies compared to the corresponding period in 2017.

As of March 31, 2018, Aratana had approximately $67.3 million in cash, cash equivalents, restricted cash and short-term investments, which includes net proceeds in the quarter from its at-the-market sales agreement of approximately $15.5 million. During the quarter, Aratana paid approximately $7.2 million for ENTYCE active pharmaceutical ingredient inventories and separately, it made $3.0 million in debt principal payments. Consistent with previous guidance, for the remaining three quarters of 2018, the Company expects approximately $22.0 million of additional cash to be used for on-going operations, as well as another approximately $14.3 million of cash to be used to cover its existing debt principal obligations for the remainder of the year.

Webcast & Conference Call Details

The Company will host a live conference call on Friday, May 4, 2018 at 8:30 a.m. ET to discuss financial results from the first quarter ended March 31, 2018.

Interested participants and investors may access the audio webcast (https://www.webcaster4.com/Webcast/Page/421/25422) or use the conference call dial-in:

1 (866) 364-3820 (U.S.)
1 (855) 669-9657 (Canada)
1 (412) 902-4210 (International)

A replay of the first quarter 2018 results teleconference will be available the same day of the event by approximately 11 a.m. ET and an audio webcast will be accessible for 90 days in the Aratana Investor Room. For a replay of the call, use the below dial-in and conference ID 10119437:

1 (877) 344-7529 (U.S.)
1 (855) 669-9658 (Canada)
1 (412) 317-0088 (International)

About Aratana Therapeutics

Aratana Therapeutics is a pet therapeutics company focused on licensing, developing and commercializing innovative therapeutics for dogs and cats. As a pioneer in pet therapeutics, Aratana’s mission is to deliver safe and effective therapeutics that elevate the standard of care in veterinary medicine. We work with companion animal veterinarians to bring new therapeutics to market that support the needs of pets and their owners. For more information, please visit www.aratana.com.

IMPORTANT SAFETY INFORMATION

GALLIPRANT® (grapiprant tablets) is not for use in humans. For use in dogs only. Keep this and all medications out of reach of children and pets. Store out of reach of dogs and other pets in a secured location in order to prevent accidental ingestion or overdose. Do not use in dogs that have a hypersensitivity to grapiprant. If Galliprant is used long term, appropriate monitoring is recommended. Concomitant use of Galliprant with other anti-inflammatory drugs, such as COX-inhibiting NSAIDs or corticosteroids, should be avoided. Concurrent use with other anti-inflammatory drugs or protein-bound drugs has not been studied. The safe use of Galliprant has not been evaluated in dogs younger than 9 months of age and less than 8 lbs (3.6 kg), dogs used for breeding, pregnant or lactating dogs, or dogs with cardiac disease. The most common adverse reactions were vomiting, diarrhea, decreased appetite, and lethargy. Please see full product label or call 1-888-545-5973 for full prescribing information (https://assets.ctfassets.net/0kto1cmw1iq5/5PEbZTfRluMA00u4MaQYUU/8df5bee10c6fa00d378f86de0259c429/galliprantpi.pdf).

ENTYCE® (capromorelin oral solution) is for use in dogs only. Do not use in breeding, pregnant or lactating dogs. Use with caution in dogs with hepatic dysfunction or renal insufficiency. Adverse reactions in dogs may include diarrhea, vomiting, polydipsia, and hypersalivation. Should not be used in dogs that have a hypersensitivity to capromorelin. Please see the full Prescribing Information (http://www.aratana.com/wp-content/uploads/2016/12/ENTYCE-Pkg_Insert-8_5x11-FINAL.pdf?_ga=2.77189909.1895746144.1518451955-445940098.1507233446) for more detail.

NOCITA® (bupivacaine liposome injectable suspension) is for use in dogs only. Do not use in dogs younger than 5 months of age, dogs used for breeding, or in pregnant or lactating dogs. Do not administer by intravenous or intra-arterial injection. Adverse reactions in dogs may include discharge from incision, incisional inflammation and vomiting. Avoid concurrent use with bupivacaine HCI, lidocaine or other amide local anesthetics. Please see the full Prescribing Information (http://www.aratana.com/wp-content/uploads/2016/08/NOCITA-Prescribing-Information.pdf)  for more detail.

Forward-Looking Statements Disclaimer

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including without limitation statements with respect to anticipated financial performance; future milestone payments; our anticipated use of cash in 2018; our ability to bring innovative therapeutics to the market; steps necessary for and timing of regulatory submissions and approvals of therapeutic candidates; study, development and commercialization of therapeutics or therapeutic candidates, including without limitation ongoing efforts to commercialize ENTYCE and NOCITA; timing of anticipated study results; increased market recognition of and demand for our therapeutics; our beliefs regarding the timing and filing of a supplemental NADA for NOCITA and expanding the NOCITA label; expectations regarding trends in selling, general and administrative expenses; and statements regarding the Company's efforts, plans and opportunities, including, without limitation, advancing our therapeutic candidates and offering innovative therapeutics that help manage pet's medical needs safely and effectively and that result in longer and improved quality of life for pets.

These forward-looking statements are based on management's current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: our history of operating losses and our expectation that we will continue to incur losses for the foreseeable future; failure to obtain sufficient capital to fund our operations; risks relating to the impairment of intangible assets; risks pertaining to stockholder class action lawsuits; unstable market and economic conditions; restrictions on our financial flexibility due to the terms of our credit facility; our substantial dependence upon the commercial success of our therapeutics; development of our biologic therapeutic candidates is dependent upon relatively novel technologies and uncertain regulatory pathways, and biologics may not be commercially viable; denial or delay of regulatory approval for our existing or future therapeutic candidates; failure of our therapeutic candidates that receive regulatory approval to achieve market acceptance or achieve commercial success; product liability lawsuits that could cause us to incur substantial liabilities and limit commercialization of current and future therapeutics; failure to realize anticipated benefits of our acquisitions and difficulties associated with integrating the acquired businesses; development of pet therapeutics is a lengthy and expensive process with an uncertain outcome; competition in the pet therapeutics market, including from generic alternatives to our therapeutic candidates, and failure to compete effectively; failure to identify, license or acquire, develop and commercialize additional therapeutic candidates; failure to attract and retain senior management and key scientific personnel; our reliance on third-party manufacturers, suppliers and partners; regulatory restrictions on the marketing of our approved therapeutics and therapeutic candidates; our small commercial sales organization, and any failure to create a sales force or collaborate with third-parties to commercialize our approved therapeutics and therapeutic candidates; difficulties in managing the growth of our company; significant costs of being a public company; risks related to the effectiveness of our internal controls; changes in distribution channels for pet therapeutics; consolidation of our veterinarian customers; limitations on our ability to use our net operating loss carryforwards; the impact of tax reform legislation; impacts of generic products; safety or efficacy concerns with respect to our therapeutic candidates; effects of system failures or security breaches; delay or termination of the development of grapiprant therapeutic candidates and commercialization of grapiprant products that may arise from termination of or failure to perform under the collaboration agreement and/or the co-promotion agreement with Elanco; failure to obtain ownership of issued patents covering our therapeutic candidates or failure to prosecute or enforce licensed patents; failure to comply with our obligations under our license agreements; effects of patent or other intellectual property lawsuits; failure to protect our intellectual property; changing patent laws and regulations; non-compliance with any legal or regulatory requirements; litigation resulting from the misuse of our confidential information; the uncertainty of the regulatory approval process and the costs associated with government regulation of our therapeutic candidates; failure to obtain regulatory approvals in foreign jurisdictions; effects of legislative or regulatory reform with respect to pet therapeutics; the volatility of the price of our common stock; our status as an emerging growth company, which could make our common stock less attractive to investors; dilution of our common stock as a result of future financings; the influence of certain significant stockholders over our business; and provisions in our charter documents and under Delaware law could delay or prevent a change in control. These and other important factors discussed under the caption "Risk Factors" in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission, or SEC, on March 14, 2018, along with our other reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management's estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change, except as required under applicable law. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

Contacts

For investor inquires:

Craig Tooman

ctooman@aratana.com

(913) 353-1026

For media inquiries:

Rachel Reiff

rreiff@aratana.com

(913) 353-1050

ARATANA THERAPEUTICS, INC.

Consolidated Statements of Operations (Unaudited)

(Amounts in thousands, except share and per share data)

	Three Months Ended
	March 31,
	2018	2017
Revenues
Licensing and collaboration revenue	$1,706	$903
Product sales	2,337	2,892
Total revenues	4,043	3,795
Costs and expenses
Cost of product sales	536	3,094
Royalty expense	806	323
Research and development	2,205	4,654
Selling, general and administrative	7,699	7,495
Amortization of intangible assets	130	64
In-process research and development	500	—
Total costs and expenses	11,876	15,630
Loss from operations	(7,833)	(11,835)
Other income (expense)
Interest income	141	85
Interest expense	(853)	(860)
Other expense, net	(3)	(2)
Total other expense	(715)	(777)
Net loss	$(8,548)	$(12,612)
Net loss per share, basic and diluted	$(0.19)	$(0.34)
Weighted average shares outstanding, basic and diluted	44,788,068	36,711,601

ARATANA THERAPEUTICS, INC.

Consolidated Balance Sheets (Unaudited)

(Amounts in thousands)

	March 31, 2018	December 31, 2017
Assets
Current assets:
Cash, cash equivalents and short-term investments	$66,925	$67,615
Accounts receivable, net and prepaid expenses and other current assets	3,701	4,048
Inventories	13,952	13,576
Total current assets	84,578	85,239
Property and equipment, net	1,047	1,166
Goodwill	41,683	41,295
Intangible assets, net	6,486	6,616
Restricted cash	350	350
Other long-term assets	528	526
Total assets	$134,672	$135,192
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable, accrued expenses and other current liabilities	$4,804	$11,163
Licensing and collaboration commitment	200	7,000
Current portion – loans payable	20,083	17,333
Total current liabilities	25,087	35,496
Loans payable, net	13,882	19,492
Other long-term liabilities	67	70
Total liabilities	39,036	55,058
Total stockholders’ equity	95,636	80,134
Total liabilities and stockholders’ equity	$134,672	$135,192